Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2024

MIAMI - August 1, 2024 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the second quarter and six months ended June 30, 2024.

Second Quarter 2024 Highlights (compared to second quarter 2023):
•On a reported basis, revenue increased 8% to $499.2 million. On an organic constant currency basis1, revenue increased 7%.
•Operating income for the second quarter of 2024 was $166.6 million, compared to operating income of $154.5 million for the second quarter of 2023.
•Net income for the second quarter of 2024 was $128.4 million, compared to net income of $56.3 million for the second quarter of 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 quarter.
•Adjusted EBITDA for the second quarter of 2024 was $186.9 million, compared to Adjusted EBITDA of $175.4 million for the second quarter of 2023.

Six Months Ended June 30, 2024 Highlights (compared to six months ended June 30, 2023):
•New enrollments increased 2%.
•Total enrollments increased 5%.
•On a reported basis, revenue increased 9% to $774.6 million. On an organic constant currency basis1, revenue increased 5% and was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.
•Operating income for the six months ended June 30, 2024 was $177.7 million, compared to operating income of $170.1 million for the six months ended June 30, 2023.
•Net income for the six months ended June 30, 2024 was $117.5 million, compared to net income of $29.6 million for the six months ended June 30, 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 period.
•Adjusted EBITDA for the six months ended June 30, 2024 was $217.5 million, compared to Adjusted EBITDA of $208.9 million for the six months ended June 30, 2023. Adjusted EBITDA for the six months ended June 30, 2024 was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “We are pleased with our solid operating results for the second quarter. Market dynamics remain favorable for the private sector in both our geographies. We continue to deliver strong growth in Mexico, while muted growth in Peru over the past 12 months is expected to pivot to a recovery in the second half of this year. In addition, our strong balance sheet and significant cash flow generation allow for a continued emphasis on returning capital to shareholders.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Second Quarter 2024 Results

For the second quarter of 2024, revenue on a reported basis was $499.2 million, an increase of $37.1 million, or 8%, compared to the second quarter of 2023. On an organic constant currency basis, revenue increased 7%. Operating income for the second quarter of 2024 was $166.6 million, compared to $154.5 million for the second quarter of 2023, an increase of $12.1 million. Net income for the second quarter of 2024 was $128.4 million, compared to net income of $56.3 million for the second quarter of 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 quarter. Basic and diluted earnings per share for the second quarter of 2024 were $0.83.

Adjusted EBITDA for the second quarter of 2024 was $186.9 million, compared to Adjusted EBITDA of $175.4 million for the second quarter of 2023.

Six Months Ended June 30, 2024 Results

New enrollments for the six months ended June 30, 2024 increased 2%, compared to new enrollment activity for the six months ended June 30, 2023, and total enrollments were up 5% compared to the prior-year period. New enrollments in Peru remained flat while total enrollments increased 1% compared to the prior-year period. New and total enrollments in Mexico were up 4% and 9%, respectively, compared to the prior-year period.

For the six months ended June 30, 2024, revenue on a reported basis was $774.6 million, an increase of $61.3 million, or 9%, compared to the six months ended June 30, 2023. On an organic constant currency basis, revenue increased 5% and was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period. Operating income for the six months ended June 30, 2024 was $177.7 million, compared to $170.1 million for the six months ended June 30, 2023, an increase of $7.6 million. Net income for the six months ended June 30, 2024 was $117.5 million, compared to net income of $29.6 million for the six months ended June 30, 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 period. Basic and diluted earnings per share for the six months ended June 30, 2024 were $0.75.

Adjusted EBITDA for the six months ended June 30, 2024 was $217.5 million, compared to Adjusted EBITDA of $208.9 million for the six months ended June 30, 2023. Adjusted EBITDA for the six months ended June 30, 2024 was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of June 30, 2024, Laureate had $128.8 million of cash and cash equivalents and gross debt of $232.6 million. Accordingly, net debt was $103.7 million as of June 30, 2024.

Laureate has repurchased approximately $72 million of its common stock during the six months ended June 30, 2024, under the previously announced $100 million stock repurchase program.

As of June 30, 2024, Laureate had 152.5 million total shares outstanding.

Outlook for Fiscal 2024

Laureate is maintaining its full-year constant currency outlook but adjusting its as-reported guidance to reflect more recent foreign currency rates, impacted by recent volatility in the Mexican peso.

Based on the current foreign exchange spot rates2, Laureate expects its full-year 2024 results to be as follows:

•Total enrollments are still expected to be in the range of 467,000 to 473,000 students, reflecting growth of 4%-5% versus 2023;
•Revenues are now expected to be in the range of $1,551 million to $1,566 million, reflecting growth of 5%-6% on an as-reported basis and 5%-6% on an organic constant currency basis versus 2023; and
•Adjusted EBITDA is now expected to be in the range of $441 million to $451 million, reflecting growth of 5%-8% on an as-reported basis and 6%-9% on an organic constant currency basis versus 2023.

Reconciliations of forward-looking non-GAAP measures, specifically the 2024 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ22024 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-July 2024, and current spot FX rates (local currency per U.S. Dollar) of MXN 18.70 and PEN 3.75 for August 2024 - December 2024. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 22, 2024, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of net income (loss), adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures as per the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 2Q 2024	YTD 2Q 2023	Change	As of 06/30/2024	As of 06/30/2023	Change
Mexico	61,700	59,200	4%	223,000	205,100	9%
Peru	58,600	58,800	—%	221,200	219,300	1%
Laureate	120,300	118,000	2%	444,200	424,400	5%

Consolidated Statements of Operations

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS (except per share amounts)	2024	2023	Change	2024	2023	Change
Revenues	$499.2	$462.1	$37.1	$774.6	$713.3	$61.3
Costs and expenses:
Direct costs	319.0	294.0	25.0	573.0	519.3	53.7
General and administrative expenses	13.7	12.0	1.7	23.9	22.3	1.6
Loss on impairment of assets	—	1.6	(1.6)	—	1.6	(1.6)
Operating income	166.6	154.5	12.1	177.7	170.1	7.6
Interest income	2.0	2.0	—	3.9	4.1	(0.2)
Interest expense	(5.1)	(6.1)	1.0	(9.8)	(12.1)	2.3
Other income (expense), net	0.1	(0.1)	0.2	(0.4)	0.1	(0.5)
Foreign currency exchange gain (loss), net	27.5	(32.4)	59.9	21.8	(61.3)	83.1
(Loss) gain on disposal of subsidiaries, net	—	—	—	(3.1)	0.3	(3.4)
Income from continuing operations before income taxes	191.0	117.8	73.2	190.2	101.3	88.9
Income tax expense	(63.1)	(57.5)	(5.6)	(73.0)	(67.7)	(5.3)
Income from continuing operations	128.0	60.4	67.6	117.2	33.6	83.6
Income (loss) from discontinued operations, net of tax	0.4	(4.0)	4.4	0.3	(4.1)	4.4
Net income	128.4	56.3	72.1	117.5	29.6	87.9
Net income attributable to noncontrolling interests	(0.2)	(0.1)	(0.1)	(0.1)	—	(0.1)
Net income attributable to Laureate Education, Inc.	$128.1	$56.2	$71.9	$117.4	$29.6	$87.8

Basic and diluted earnings per share:
Basic weighted average shares outstanding	153.8	157.2	(3.4)	155.4	157.2	(1.8)
Diluted weighted average shares outstanding	154.4	157.6	(3.2)	156.0	157.6	(1.6)
Basic and diluted earnings per share	$0.83	$0.35	$0.48	$0.75	$0.18	$0.57

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended June 30,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$218.6	$192.1	14%	10%	$26.5	$19.7	$—	$6.8
Peru	280.6	270.0	4%	5%	10.6	12.8	—	(2.2)
Corporate & Eliminations	—	(0.1)	100%	100%	0.1	0.1	—	—
Total Revenues	$499.2	$462.1	8%	7%	$37.1	$32.5	$—	$4.6

Adjusted EBITDA
Mexico	$48.2	$38.2	26%	21%	$10.0	$8.0	$—	$2.0
Peru	150.3	147.2	2%	3%	3.1	4.2	—	(1.1)
Corporate & Eliminations	(11.6)	(10.0)	(16)%	(16)%	(1.6)	(1.6)	—	—
Total Adjusted EBITDA	$186.9	$175.4	7%	6%	$11.5	$10.6	$—	$0.9

			% Change		$ Variance Components
For the six months ended June 30,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$432.7	$374.1	16%	9%	$58.6	$32.5	$—	$26.1
Peru	341.9	339.2	1%	1%	2.7	3.8	—	(1.1)
Corporate & Eliminations	0.1	—	nm	nm	0.1	0.1	—	—
Total Revenues	$774.6	$713.3	9%	5%	$61.3	$36.3	$—	$25.0

Adjusted EBITDA
Mexico	$108.1	$87.1	24%	16%	$21.0	$13.6	$—	$7.4
Peru	129.6	140.7	(8)%	(7)%	(11.1)	(9.7)	—	(1.4)
Corporate & Eliminations	(20.2)	(19.0)	(6)%	(6)%	(1.2)	(1.2)	—	—
Total Adjusted EBITDA	$217.5	$208.9	4%	1%	$8.6	$2.6	$—	$6.0
nm - percentage changes not meaningful
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2023 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2024	December 31, 2023	Change
Assets
Cash and cash equivalents	$128.8	$89.4	$39.4
Receivables (current), net	117.5	92.1	25.4
Other current assets	41.7	42.0	(0.3)
Property and equipment, net	526.6	562.2	(35.6)
Operating lease right-of-use assets, net	333.5	371.6	(38.1)
Goodwill and other intangible assets	781.5	830.7	(49.2)
Deferred income taxes	67.2	71.4	(4.2)
Other long-term assets	46.1	49.9	(3.8)
Current and long-term assets held for sale	18.8	16.3	2.5
Total assets	$2,061.8	$2,125.6	$(63.8)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$190.4	$209.4	$(19.0)
Deferred revenue and student deposits	61.4	69.4	(8.0)
Total operating leases, including current portion	372.4	417.6	(45.2)
Total long-term debt, including current portion	230.4	165.1	65.3
Other liabilities	279.1	303.6	(24.5)
Current and long-term liabilities held for sale	10.9	11.5	(0.6)
Total liabilities	1,144.6	1,176.5	(31.9)
Redeemable equity	1.4	1.4	—
Total stockholders' equity	915.8	947.7	(31.9)
Total liabilities and stockholders' equity	$2,061.8	$2,125.6	$(63.8)

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2024	2023	Change
Cash flows from operating activities
Net income	$117.5	$29.6	$87.9
Depreciation and amortization	35.5	34.0	1.5
Loss on sales and disposal of subsidiaries and property and equipment, net	2.9	5.7	(2.8)
Deferred income taxes	(0.2)	(6.9)	6.7
Unrealized foreign currency exchange (gain) loss	(23.4)	61.3	(84.7)
Income tax receivable/payable, net	(17.9)	(1.7)	(16.2)
Working capital, excluding tax accounts	(85.2)	(71.3)	(13.9)
Other non-cash adjustments	44.2	28.1	16.1
Net cash provided by operating activities	73.4	78.8	(5.4)
Cash flows from investing activities
Purchase of property and equipment	(26.6)	(14.9)	(11.7)
Receipts from sales of property and equipment	3.3	0.1	3.2
Net receipts from sales of discontinued operations	0.8	0.3	0.5
Net cash used in investing activities	(22.6)	(14.5)	(8.1)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	66.5	(44.2)	110.7
Payments to repurchase common stock	(71.4)	—	(71.4)
Financing other, net	(3.4)	(1.5)	(1.9)
Net cash used in financing activities	(8.3)	(45.7)	37.4
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(3.0)	8.7	(11.7)
Change in cash included in current assets held for sale	—	(0.6)	0.6
Net change in Cash and cash equivalents and Restricted cash	39.6	26.7	12.9
Cash and cash equivalents and Restricted cash at beginning of period	96.9	93.8	3.1
Cash and cash equivalents and Restricted cash at end of period	$136.5	$120.5	$16.0

Non-GAAP Reconciliation

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2024	2023	Change	2024	2023	Change
Net income	$128.4	$56.3	$72.1	$117.5	$29.6	$87.9
Plus:
(Income) loss from discontinued operations, net of tax	(0.4)	4.0	(4.4)	(0.3)	4.1	(4.4)
Income from continuing operations	128.0	60.4	67.6	117.2	33.6	83.6
Plus:
Income tax expense	63.1	57.5	5.6	73.0	67.7	5.3
Income from continuing operations before income taxes	191.0	117.8	73.2	190.2	101.3	88.9
Plus:
Loss (gain) on disposal of subsidiaries, net	—	—	—	3.1	(0.3)	3.4
Foreign currency exchange (gain) loss, net	(27.5)	32.4	(59.9)	(21.8)	61.3	(83.1)
Other (income) expense, net	(0.1)	0.1	(0.2)	0.4	(0.1)	0.5
Interest expense	5.1	6.1	(1.0)	9.8	12.1	(2.3)
Interest income	(2.0)	(2.0)	—	(3.9)	(4.1)	0.2
Operating income	166.6	154.5	12.1	177.7	170.1	7.6
Plus:
Depreciation and amortization	17.4	17.3	0.1	35.5	34.0	1.5
EBITDA	184.0	171.8	12.2	213.2	204.1	9.1
Plus:
Share-based compensation expense (2)	2.9	2.0	0.9	4.3	3.1	1.2
Loss on impairment of assets (3)	—	1.6	(1.6)	—	1.6	(1.6)
Adjusted EBITDA	$186.9	$175.4	$11.5	$217.5	$208.9	$8.6
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.